Exhibit 10.2
EXECUTION VERSION

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 24, 2013 by and among Gary L. Tilkin, a natural person and resident of Michigan (“Lender”) and GAIN CAPITAL HOLDINGS, INC., a Delaware corporation (“Borrower”), provides the terms applicable to certain indebtedness incurred by Borrower to Lender as part of the consideration paid to the Seller (as defined in the Stock Purchase Agreement). The parties agree as follows:
1ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2    TERM LOAN AND TERMS OF PAYMENT
2.1    Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of the Term Loan and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.2    Term Loan.
(a)    On the Closing Date, subject to the terms and conditions set forth herein, Lender will make a term loan to Borrower in an amount equal to $33,199,918.00 (the “Term Loan”) which shall be deemed to be funded on the Closing Date as part of the payment by Borrower of the Purchase Price (as defined in the Stock Purchase Agreement).
(b)    On the Closing Date, Borrower shall execute and deliver to Lender a promissory note (in a customary form) payable to the order of Lender and evidencing the Term Loan.
2.3    Repayment of Term Loan; Interest Payments; Automatic Principal Reduction.
(a)    Borrower shall repay the principal of the Term Loan and shall pay interest thereon pursuant to the terms set forth herein which, as of the Closing Date, require Borrower to pay (i) quarterly payments of interest on the last calendar day of each calendar quarter (each such date, an “Interest Payment Date”) at the rate set forth in Section 2.4(b), (ii) quarterly installments of principal on the last calendar day of each calendar quarter commencing with the first full calendar quarter following the Final Settlement Reference Date in the amounts set forth in Section 2.5(a), and (iii) such additional quarterly installments as may be required under Section 2.5(b) (the payments required under Section 2.5(a) and 2.5(b) each, a “Term Loan Payment”), in each case subject to adjustment pursuant to Section 2.6(c). Borrower’s final Term Loan Payment, due on the Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Without limiting any fees or amounts to be paid by Borrower upon a prepayment as contemplated hereunder (if any), Borrower may, by giving at least one (1) Business Day’s notice to Lender, prepay the Term Loan in whole or in part (any such partial prepayment being applied to the Term Loan Payments in direct order of maturity thereof).
(b)    Notwithstanding anything to the contrary herein, the principal amount of the Term Loan shall be automatically adjusted in an amount equal to the Net Adjustment Amount (as defined in the Stock Purchase Agreement) pursuant to Section 2.05 of the Stock Purchase Agreement.
(c)    Notwithstanding anything to the contrary herein, upon written notice by Borrower to Lender of the exercise by Borrower of its setoff right pursuant to the last sentence of Section 12.11(a) or pursuant to Section 12.11(b), the principal amount of the Term Loan shall be automatically reduced by the amount set forth in such notice.
2.4    Payment of Interest on the Term Loan.

(a)    Computation of Interest. Interest on the Term Loan and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on the Term Loan, the date of payment shall be excluded.
(b)    Interest Rate. Subject to Section 2.4(c), the principal amount outstanding under the Term Loan shall accrue interest at a rate per annum equal to 8.00%. Interest on the Term Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of the Term Loan pursuant to this Agreement for the portion of the Term Loan so prepaid and upon payment (including prepayment) in full thereof.
(c)    Default Rate. After an Event of Default, Obligations shall bear interest at a rate of ten percent (10.0%) (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.4(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.
(d)    Intentionally omitted.
(e)    Payments. Unless otherwise provided, interest is payable on the Interest Payment Date.
2.5    Repayment of Principal on the Term Loan.
(a)    Quarterly Installments. Subject to Section 2.6, Borrower shall repay the Term Loan in equal quarterly installments of One Million Five Hundred Thousand Dollars ($1,500,000.00) on the last calendar day of each calendar quarter commencing with the first full calendar quarter following the Final Settlement Reference Date, with all outstanding principal due on the Maturity Date.
(b)    Additional Quarterly Installments. In addition to the amounts set forth in Section 2.5(a), Borrower shall make additional quarterly repayments as follows:
(i)    If, for any of the first four full calendar quarters completed following the Final Settlement Reference Date, Borrower’s EBITDA shall be equal to or exceed Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the “First Year EBITDA Threshold”), Borrower shall make additional quarterly repayments of (x) Five Hundred Thousand Dollars ($500,000.00) and (y) an additional Five Hundred Thousand Dollars ($500,000.00) for each whole multiple of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) in excess of the First Year EBITDA Threshold, in each case to be paid on the last calendar day of the calendar quarter following the quarter for which EBITDA is equal to or exceeds the First Year EBITDA Threshold.
(ii)    If, for any calendar quarter completed following the first four full calendar quarters after the Final Settlement Reference Date, Borrower’s EBITDA shall be equal to or exceed Five Million Dollars ($5,000,000.00) (the “EBITDA Threshold”), Borrower shall make additional quarterly repayments of (x) Five Hundred Thousand Dollars ($500,000.00) and (y) an additional Five Hundred Thousand Dollars ($500,000.00) for each whole multiple of Five Million Dollars ($5,000,000.00) in excess of the EBITDA Threshold, in each case to be paid on the last calendar day of the calendar quarter following the quarter for which EBITDA is equal to or exceeds the EBITDA Threshold.
2.6    Mandatory Prepayments.
(a)    Liquidity Events. On each occasion that a Liquidity Event occurs, (i) unless Borrower has delivered a Reinvestment Notice in respect thereof, Borrower shall, within five (5) Business Days after the receipt of Net Cash Proceeds from such Liquidity Event, prepay, in accordance with Section 2.6(c), a principal amount of the Term Loan in an amount equal to 100% of the Net Cash Proceeds received by Borrower from such Liquidity Event, and (ii) if a Reinvestment Notice shall have been delivered in respect thereof, on the applicable Reinvestment Prepayment Date, Borrower shall prepay, in accordance with Section 2.6(c), a principal amount of the Term Loan in an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Liquidity Event; provided that in either such case, the prepayment set forth in this Section 2.6(a) shall apply solely to the extent that the Net Cash Proceeds received by Borrower from the applicable Liquidity Event shall exceed Five Million Dollars ($5,000,000.00) and then only to the extent of such excess; provided further that the aggregate amount of Net Cash Proceeds that may be retained by Borrower pursuant to the preceding proviso shall not exceed Twenty Five Million Dollars ($25,000,000.00) in any calendar year.
(b)    Excess Capital. If, as a result of the merger, amalgamation or other combination of the business and operations of any of Borrower’s Subsidiaries and any entity acquired, directly or indirectly, by Borrower pursuant to the Stock Purchase Agreement, the surviving Subsidiary in such transaction has available capital in excess of the applicable Minimum Regulatory Capital (“Excess Capital”), then Borrower shall prepay, in accordance with Section 2.6(c), a principal amount of the Term Loan in an amount equal to 50% of such Excess Capital. Such prepayment shall be made within ten (10) Business Days after receipt of any Governmental Approval required for the release of the Excess Capital by the applicable Subsidiary; provided that, notwithstanding the foregoing, no prepayment shall be required to be made pursuant to this Section 2.6(b) prior to the Final Settlement Reference Date. For purposes of this Agreement, “Minimum Regulatory Capital” means, with respect to any Subsidiary, the sum of (i) the minimum capital required to be maintained by such Subsidiary by any Governmental Authority with regulatory oversight over such Subsidiary, plus (ii) any additional capital necessary in order to satisfy any “early warning” or similar threshold imposed by such Governmental Authority, plus (iii) such additional capital as reasonably deemed necessary by Borrower to provide a commercially reasonable cushion in excess of any applicable “early warning” or similar threshold, in an amount consistent with Borrower’s past practice.
(c)    Application of Mandatory Prepayments. Any amounts required to be paid pursuant to Section 2.6(a) or Section 2.6(b) shall be applied in inverse order of maturity to the payments required under Section 2.5(a) and, if applicable, Section 2.5(b).
2.7    Intentionally omitted.
2.8    General Provisions Regarding Payments. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim (except as provided in Section 12.11), before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
2.9    Termination. Borrower may terminate this Agreement by providing written notice thereof to Lender and paying all outstanding Obligations.
3    CONDITIONS PRECEDENT
3.1    Conditions Precedent to Term Loan. Lender’s obligation to make the Term Loan on the Closing Date is subject to the conditions precedent that (i) all conditions precedent to the consummation of the Closing (as defined in the Stock Purchase Agreement) set forth in Article 10 of the Stock Purchase Agreement shall have been satisfied and (ii) Lender shall have received, in form and substance reasonably satisfactory to Lender, the following:
(a)    a counterpart of this Agreement signed on behalf of Borrower;

(b)
duly executed copies of each other Loan Document (including, without limitation, a duly executed copy of (i) the Perfection Certificate executed by Borrower and (ii) Control Agreements executed by Borrower and the applicable depositary institution, securities intermediary or commodity intermediary, as applicable, for each Collateral Account set forth in the Perfection Certificate) reasonably satisfactory to Lender;

(c)
a certificate of Borrower’s Secretary or Assistant Secretary certifying as to the incumbency and genuineness of the signature of each officer of Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation of Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws or other governing document of Borrower as in effect on the Closing Date, (C) resolutions duly adopted by the Board of Directors of Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan

Documents to which it is a party and (D) a certificate dated as of a recent date certifying to the good standing of Borrower under the laws of its jurisdiction of organization;

(d)
a certificate of the Secretary or Assistant Secretary of Gain Holdings, LLC certifying as to the incumbency and genuineness of the signature of each officer of Gain Holdings, LLC executing a Loan Document to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the certificate of formation of Gain Holdings, LLC and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of formation, (B) the limited liability company agreement of Gain Holdings, LLC as in effect on the Closing Date, (C) resolutions duly adopted by the governing body of Gain Holdings, LLC authorizing and approving the execution, delivery and performance of the Loan Documents to which it is a party and the transactions contemplated thereunder (D) a certificate dated as of a recent date certifying to the good standing of Gain Holdings, LLC under the laws of its jurisdiction of organization;

(e)
a favorable written opinion (addressed to Lender and dated the Closing Date) of (i) Davis Polk & Wardwell LLP, New York counsel for Borrower and Guarantor, and (ii) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel for Borrower and Guarantor, each covering such customary matters relating to Borrower, this Agreement, the other Loan Documents or the transactions contemplated hereunder or thereunder as Lender shall reasonably request;

(f)
results of a Lien search made against Borrower under the Uniform Commercial Code as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect the prospective security interests of Lender in the Collateral, indicating that the Collateral to be pledged by Borrower is free and clear of any Lien (except for Permitted Liens and other Liens that are being released in accordance with clause (g) below); and

(g)
evidence reasonably satisfactory to it that the Amended and Restated Loan and Security Agreement, dated as of September 16, 2011, among Borrower, the lenders party thereto from time to time, Silicon Valley Bank, as collateral agent and as administrative agent, and JPMorgan Chase Bank, N.A., shall have been terminated and cancelled and all Indebtedness thereunder shall have been fully repaid, and any and all Liens thereunder shall have been terminated.

4    CREATION OF SECURITY INTEREST
4.1    Grant of Security Interest. Borrower hereby grants to Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected (other than in respect of commercial tort claims not described in the following sentence) security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Lender’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim (the acquisition of which shall be determined based upon the commencement of litigation with respect thereto) with a reasonably anticipated value equal to Five Hundred Thousand Dollars ($500,000.00) or more, Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.
If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations, Lender shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
4.2    Authorization to File Financing Statements. Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lender under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s discretion.
5    REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants, with respect to itself, and its Subsidiaries:
5.1    Due Organization and Authorization; Power and Authority. Borrower and each of its Subsidiaries are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. Borrower has previously delivered to Lender the Perfection Certificate. Borrower represents and warrants to Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except to the extent set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Lender of such occurrence and provide Lender with Borrower’s organizational identification number.
The execution, delivery and performance of the Loan Documents by Borrower and Guarantor have been duly authorized, and do not (i) conflict with Borrower’s or Guarantor’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and filings to perfect Liens granted under the Loan Documents) or (v) constitute an event of default under any material agreement by which Borrower or any one of its Subsidiaries is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it is bound in which the default would have (A) a material adverse effect on the business of Borrower and its Subsidiaries (taken as a whole) or (B) any material adverse impact on the ability of Borrower to satisfy the Obligations when due hereunder.
5.2    Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts (i) described in the Perfection Certificate delivered to Lender in connection herewith, or (ii) of which Borrower has given Lender notice and, in each case of deposit accounts under clauses (i) or (ii), as to which Borrower has taken such actions as are necessary to give Lender a perfected security interest therein. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.
Borrower is the sole owner of the intellectual property which it owns or purports to own and that is material to its business except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material intellectual property licensed to Borrower and noted on the Perfection Certificate. Each patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the intellectual property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.
5.3    Intentionally omitted.
5.4    Financial Statements; Financial Condition. The annual consolidated financial statements for Borrower and its Subsidiaries for the years ending December 31, 2012 and December 31, 2011, and the quarterly consolidated financial statements for Borrower and its Subsidiaries for the quarters ending March 31, 2013 and June 30, 2013, delivered to Lender prior to the Closing Date fairly present in all material respects Borrower’s consolidated financial condition as of the end of each such period and Borrower’s consolidated results of operations for each such period. Since December 31, 2012, there has been no material adverse change in the business of Borrower and its Subsidiaries, taken as a whole.
5.5    Solvency. As of the Closing Date, (i) the fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities, (ii) Borrower is not left with unreasonably small capital after the transactions in this Agreement; and (iii) Borrower is able to pay its debts (including trade debts) as they mature.
5.6    Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Except to the extent that the failure to do so would not have (a) a material adverse effect on the business of Borrower and its Subsidiaries (taken as a whole) or (b) any material adverse impact on the ability of Borrower to satisfy the Obligations when due hereunder, Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.
5.7    Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
5.8    Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all material foreign, federal, state and local taxes owed by Borrower, except for taxes which are being contested in good faith by appropriate proceedings promptly and diligently instituted and conducted and for which adequate reserves have been provided. Borrower or its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower and its Subsidiaries have not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan, in each case which would reasonably be expected to result in any material liability of Borrower or such Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.9    Intentionally omitted.
5.10    Intentionally omitted.
5.11    Organizational Structure. The capital structure of Borrower and its Subsidiaries, as detailed on Schedule 5.11, will not change without the prior written consent of Lender, except for (a) the Proposed Reorganization and (b) any other change that (i) would not have a material adverse effect on the business of Borrower and its Subsidiaries (taken as a whole) and (ii) does not have any material adverse impact on the ability of Borrower to satisfy the Obligations when due hereunder.
5.12    Full Disclosure. No written representation, warranty or other statement of Borrower or its Subsidiaries in (i) the Perfection Certificate delivered pursuant to Section 3.1(b)(i) or any other certificate delivered pursuant to Section 3.1 hereof or (ii) any certificate given to Lender following the Closing Date in connection with this Agreement, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates given to Lender pursuant to this Agreement as of such date, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower (with respect to Borrower or its Subsidiaries) in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
6    AFFIRMATIVE COVENANTS

Borrower shall do all of the following, with respect to itself, and (other than with respect to Section 6.6) its Subsidiaries:
6.1    Government Compliance.
Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the business or operations of either (i) Borrower or (ii) its Subsidiaries (taken as a whole). Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which would have (a) a material adverse effect on the business of Borrower and its Subsidiaries (taken as a whole), or (b) any material adverse impact on the ability of Borrower to satisfy the Obligations when due hereunder.
6.2    Financial Statements, Reports, Certificates.
(d)    Deliver to Lender: (i) as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer, such certification to be in a form reasonably acceptable to Lender; (ii) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Lender in its reasonable discretion; (iii) within five (5) days of delivery, copies of all financial statements and reports made available to Borrower’s security holders or to any holders of Subordinated Debt; (iv) within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be (documents required to be delivered pursuant to the terms of this Section 6.2(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents have been posted on the website of the Securities and Exchange Commission at http://www.sec.gov or on which Borrower posts such documents or provides a link thereto on Borrower’s website on the internet at Borrower’s website address); (v) contemporaneously with the submission of such filings or the delivery of such reports, copies of (A) the monthly reports delivered to the Commodity Futures Trading Commission and (B) all monthly reports delivered to, and the annual examination conducted by, the National Futures Association; (vi) a prompt report of any Default or Event of Default of which Borrower has knowledge or any legal actions pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000.00) or more (but excluding, for the avoidance of doubt, any actions in respect of the Shared Liabilities); and (vii) budgets, sales projections, operating plans and other financial information reasonably requested by Lender.
(e)    Concurrently with each delivery of financial statements pursuant to clause (i) or clause (ii) of Section 6.2(a), deliver to Lender a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in Section 6.7 of this Agreement.
(f)    Commencing with the month ending October 31, 2013, within forty-five (45) days after the last day of each month, deliver to Lender a summary of the Unrestricted Cash of Borrower and its wholly-owned Subsidiaries in form and detail reasonably acceptable to Lender.
6.3    Intentionally omitted.
6.4    Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower or its Subsidiaries are contesting pursuant to the terms of Section 5.8 hereof) and shall deliver to Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.5    Insurance. (a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and each Subsidiary’s industry and location; and (b) not change the types of insurance, or the respective levels of insurance coverage for such types of insurance, currently maintained by Borrower and its Subsidiaries if such change would be reasonably likely to adversely affect the interests of Lender under this Agreement.
6.6    Collateral Accounts. Provide Lender five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Lender. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lender by Borrower as such.
6.7    Financial Covenants.
Starting with the fiscal quarter ended December 31, 2013 and for each subsequent fiscal quarter, Borrower and its Subsidiaries shall maintain on a consolidated basis as of the last day of each such fiscal quarter:
(a)    Debt Service Coverage Ratio. A ratio of EBITDA for the twelve-month period ending on the last day of such fiscal quarter to the aggregate amount of Borrower’s scheduled principal and interest payments for borrowed money during such twelve-month period of at least (i) in the case of each such fiscal quarter ending on or prior to December 31, 2014, 1.25 to 1.0 and (ii) in the case of each subsequent fiscal quarter, 2.5 to 1.0; and
(b)    Total Funded Debt/EBITDA. A Total Funded Debt Ratio (with respect to the immediately preceding twelve (12) month period) of a maximum of (i) in the case of each such fiscal quarter ending on or prior to December 31, 2014, 4.0 to 1.0 and (ii) in the case of each such subsequent fiscal quarter, 2.0 to 1.0;
provided, that if any Permitted Acquisition shall have been consummated during the applicable twelve-month period, the calculations required under Section 6.7(a) and Section 6.7(b) may, at the election of Borrower, be made on a Pro Forma Basis.
6.8    Protection of Intellectual Property Rights.
(a)    (i) Protect, defend and maintain the validity and enforceability of its material intellectual property; (ii) promptly advise Lender in writing of material infringements of its intellectual property; and (iii) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.
(b)    Provide written notice to Lender within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Lender reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lender’s rights and remedies under this Agreement and the other Loan Documents.
6.9    Intentionally omitted.
6.10    Intentionally omitted.
6.11    Intentionally omitted.
6.12    Further Assurances. Borrower shall execute any further instruments and take further action as Lender reasonably requests to perfect (other than in respect of commercial tort claims not described in the second sentence of Section 4.1) or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

6.13    Post-Closing Obligations. If, as of any date on or following the date that is 30 days following the Closing Date, the average daily balance in Borrower’s checking account held with Silicon Valley Bank under account number 3300513593 (the “SVB Account”) exceeds $1,000,000 for the preceding consecutive 90-day period, Borrower shall use commercially reasonable efforts to cause to be delivered to Lender an opinion reasonably satisfactory to Lender from California counsel as to the perfection of Lender’s security interest in the SVB Account.
7    NEGATIVE COVENANTS
Borrower and (other than with respect to Section 7.6) its Subsidiaries shall not do any of the following without Lender’s prior written consent:
7.1    Dispositions. Except for (i) transactions required to effect the Proposed Reorganization and (ii) any Transfer of any equity interests or assets of SL Bruce Financial Corporation or Gain Capital Securities, Inc., convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn‑out or obsolete Equipment; (c) constituting Permitted Liens or Permitted Investments; (d) of property by any Subsidiary that is not a Guarantor to Borrower or any other Subsidiary or by a Guarantor to Borrower; (e) of stock in a Subsidiary (other than Gain Holdings, LLC or Gain Capital Group, LLC) to Borrower or any other Subsidiary; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and (g) other Transfers, provided that, in the case of this clause (g), (i) no Default or Event of Default has occurred and is continuing or would exist immediately after giving effect to the transactions, (ii) the consideration received for such Transfer shall be in an amount at least equal to the fair market value thereof, as determined by Borrower in good faith, (iii) no less than 80% of the consideration shall be paid in cash or Cash Equivalents, and (iv) if the consideration received for such Transfer is in an amount greater than One Million Dollars ($1,000,000.00), Borrower shall have delivered fifteen (15) days prior written notice of such Transfer demonstrating compliance with the conditions set forth in this clause (g). Borrower shall not enter into an agreement with any Person other than Lender which restricts the subsequent granting of a security interest in the intellectual property.
7.2    Changes in Business, Management, Ownership, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably complementary thereto (including as contemplated by the Stock Purchase Agreement); (b) liquidate or dissolve; or (c) in addition to and subject to Section 5.11, enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 50% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Lender the venture capital investors prior to the closing of the transaction).
Borrower shall not, without at least thirty (30) days prior written notice to Lender: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000.00) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except (a) the GFT Acquisition or (b) where (i) immediately after such transaction and after paying the purchase price and related transaction expenses, closing costs and fees therefor, Borrower and its wholly-owned Subsidiaries would have One Hundred Million Dollars ($100,000,000.00) in Unrestricted Cash; (ii) no Default or Event of Default has occurred and is continuing or would exist immediately after giving effect to the transactions (and Borrower shall have delivered a certificate to such effect); (iii) if such merger, consolidation or acquisition involves Borrower, Borrower is the surviving legal entity; (iv) Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.7(a)(ii) and 6.7(b)(ii) as of the end of the most recently completed fiscal quarter for which financial statements have been delivered (and Borrower shall have delivered to Lender a certificate demonstrating such compliance, including reasonably detailed calculations setting for such compliance) and (v) if the aggregate consideration paid or payable by Borrower and its Subsidiaries in such transaction equals or exceeds $15,000,000 (as determined in good faith by Borrower), such transaction shall have been approved by the board of directors of Borrower (each transaction described in this clause (b), a “Permitted Acquisition”; provided, that, in addition, the GFT Acquisition shall be deemed to constitute a Permitted Acquisition for all purposes of this Agreement); provided, that the aggregate cash consideration paid by Borrower and its Subsidiaries in respect of Permitted Acquisitions (other than cash consideration financed with the proceeds of any sale, issuance or other Transfer of any capital stock or other equity interests of Borrower to the extent such amounts are not required to be applied to prepay the Term Loan in accordance with Section 2.6(a)) shall not exceed $35,000,000 in any period of 12 consecutive months following the Closing Date. A Subsidiary may merge or consolidate with or into another Subsidiary or Borrower; provided, however, that (x) if the applicable Subsidiary is a Guarantor, such Subsidiary must be the surviving legal entity or (y) if such merger or consolidation involves Borrower, Borrower must be the surviving legal entity.
7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5    Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.
7.7    Distributions; Investments; Bonuses. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided, however, Borrower may make a dividend, distribution or payment or otherwise redeem, retire, or purchase any stock so long as immediately after such dividend, redemption or repurchase, Borrower and its wholly-owned Subsidiaries would have One Hundred Million Dollars ($100,000,000.00) in Unrestricted Cash, and provided further no Event of Default has occurred or would result; or (c) allow Gain Holdings, LLC to transfer any of its stock or beneficial ownership of Gain Capital Group, LLC without the prior written consent of Lender.
7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (x) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and (y) any transactions in respect of the Shared Liabilities.
7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lender.
7.10    Compliance. In the case of Borrower or Guarantor, become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System); fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act, or any other law or regulation, if such failure would reasonably be expected to have (a) a material adverse effect on the business of Borrower and its Subsidiaries (taken as a whole) or (b) any material adverse impact on the ability of Borrower to satisfy the Obligations when due hereunder, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on the Term Loan on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period will not apply to payments due on the Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default;
8.2    Covenant Default.
(a) Borrower or its Subsidiaries fails or neglects to perform any obligation in Sections 6.1 (as it pertains to Borrower’s legal existence and good standing), 6.2, 6.6, 6.7, or 6.8, or violates any covenant in Section 7; or
(b) Borrower or its Subsidiaries fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8 below) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower or such Subsidiary be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower or such Subsidiary shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default. Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
8.3    Intentionally omitted.
8.4    Attachment. (a) Any material portion of Borrower’s and/or its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) [intentionally omitted]; (c) Borrower and/or its Subsidiaries is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) [intentionally omitted]; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s and/or its Subsidiaries’ assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower;
8.5    Insolvency (a) Borrower and/or its Subsidiaries are unable to pay their debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower and/or its Subsidiaries begin an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and/or its Subsidiaries and not dismissed or stayed within thirty (30) days;
8.6    Other Agreements. There is a default in any agreement to which Borrower, its Subsidiaries, or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Million Dollars ($5,000,000.00) or that would have (a) a material adverse effect on the business of Borrower and its Subsidiaries (taken as a whole) or (b) any material adverse impact on the ability of Borrower to satisfy the Obligations when due hereunder;
8.7    Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) (not covered by independent third-party insurance, and excluding any judgment in respect of the Shared Liabilities) shall be rendered against Borrower and/or its Subsidiaries, and shall remain unsatisfied and unstayed for a period of thirty (30) days after the entry thereof;
8.8    Misrepresentations. Borrower or Guarantor (or any Person acting for Borrower or Guarantor) makes any representation, warranty, or other statement in this Agreement, any Loan Document or in any writing delivered to Lender pursuant to this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9    Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Lender, or any creditor that has signed such an agreement with Lender breaches any terms of such agreement that pertain to lien subordination, payment restrictions and/or enforcement restrictions; or
8.10    Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Lender’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.
9    RIGHTS AND REMEDIES
9.1    Rights and Remedies. While an Event of Default occurs and continues Lender may, without notice or demand, do any or all of the following:
(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Lender);
(b)    [intentionally omitted];
(c)    settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, notify any Person owing Borrower money of Lender’s security interest in such funds, and verify the amount of such account;
(d)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;
(e)    apply to the Obligations any amount held by Lender owing to or for the credit or the account of Borrower;
(f)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lender;
(g)    deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(h)    demand and receive possession of Borrower’s Books; and
(i)    exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2    Power of Attorney. Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any

Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender for its own benefit or a third party as the Code permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect (to the extent such perfection is required hereunder) or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full. Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed.
9.3    Accounts Verification; Collection. If an Event of Default has occurred and is continuing, Lender may notify any Person owing Borrower money of Lender’s security interest in such funds and verify the amount of such account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Lender, and, if requested by Lender, Borrower shall immediately deliver such receipts to Lender in the form received from the Account Debtor, with proper endorsements for deposit.
9.4    Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender’s Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.
9.5    Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Lender may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor
9.6    Lender’s Liability for Collateral. So long as Lender complies with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.7    No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Lender and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.8    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.
10    NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Either Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.
If to Borrower:    Gain Capital Holdings, Inc.    135 US Highway 202/206
    Suite 11    Bedminster, New Jersey 07921    Attention: Diego Rotsztain    Fax: (866) 861-1673    Email:      drotsztain@gaincapital.com
with a copy to:        Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Leonard Kreynin
Fax: (212) 701-5800
Email: leonard.kreynin@davispolk.com

If to Lender:        Gary L. Tilkin
618 Kenmoor Ave S.E.
Grand Rapids, Michigan 49456
Fax: (616) 974-3663
Email: gtilkin@gftforex.com

with a copy to:    Sidley Austin LLP    One South Dearborn    Chicago, Illinois 60603    Attention: John O’Hare    Fax: (312) 853-7036    Email: johare@sidley.com
11    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
The law of the State of New York governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in the City of New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS

WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
12    GENERAL PROVISIONS
12.1    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without prior written consent of Lender (which may be granted or withheld in Lender’s discretion). Lender may not assign this Agreement or any rights or obligations under it; provided that Lender may assign all of its rights and obligations (but not a portion thereof) under this Agreement to natural persons related to Lender or to estate planning vehicles (together, “Eligible Assignees”), in each case solely for estate planning purposes.
12.2    Indemnification. Borrower agrees to indemnify, defend and hold Lender and its agents, attorneys, or any other Person affiliated with or representing Lender harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any party other than Borrower against Lender in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lender’s Expenses incurred, or paid by Lender from, following, or arising from transactions between Lender and Borrower (including reasonable attorneys’ fees and expenses), except for (i) Claims and/or losses directly caused by Lender’s gross negligence or willful misconduct, or (ii) liabilities of Lender to Borrower directly resulting from claims brought by Borrower against Lender.
12.3    Limitation of Actions. Any claim or cause of action brought by Borrower against Lender, its agents, accountants, attorneys, or any other Person affiliated with or representing Lender based upon, arising from, or relating to this Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender, its agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year from the earlier of (i) the date any of Borrower’s officer or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on Lender, or on any other person authorized to accept service on behalf of Lender, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lender in its sole discretion. This provision shall survive any termination of this Agreement or any other Loan Document; provided, however that this provision shall be inapplicable to Borrower’s setoff rights under Section 12.11.
12.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6    Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by Lender and Borrower. This Agreement, the Loan Documents and the Stock Purchase Agreement represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement, the Loan Documents and the Stock Purchase Agreement merge into this Agreement, the Loan Documents and the Stock Purchase Agreement.
12.7    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
12.8    Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid satisfied. The obligation of Borrower in Section 12.2 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9    Confidentiality. In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Eligible Assignees (provided, however, Lender shall obtain such Eligible Assignee’s agreement to the terms of this provision); (b) as required by law, regulation, subpoena, or other order; (c) as Lender considers appropriate in exercising remedies under the Loan Documents; and (d) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender; or (ii) is disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information.
12.10    Lender’s Right of Set Off. Borrower hereby grants to Lender a lien, security interest and right of set off as security for all Obligations to Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender (including a Lender subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
12.11    Escrow; Borrower Setoff.
(a)    If at any time one or more indemnification claims that shall have been asserted in good faith by Borrower against Lender pursuant to Section 8.03 or Section 11.02(a)(x) or (a)(y) of the Stock Purchase Agreement (any such claim, a “Borrower SPA Claim”) shall be pending and unresolved, then for so long as any Borrower SPA Claims remain pending and unresolved, such amount, if any, of the principal payments required to be made by Borrower to Lender hereunder in respect of the Term Loan (including, for the avoidance of doubt, mandatory prepayments pursuant to Section 2.6) the making of which would, immediately after giving effect thereto, cause the amount of all pending and unresolved Borrower SPA Claims to exceed the outstanding principal amount of the Term Loan, together with interest accruing hereunder on such principal amounts, shall not be made to Lender but shall instead be deposited to an escrow account to be established at a third party financial institution by the parties hereto in accordance with customary escrow arrangements (all such payments in respect of principal and interest so deposited, “Escrowed Amounts”); provided, that upon such deposit, Borrower’s obligation to make such payments of principal and interest to Lender shall be deemed satisfied; provided further, that the outstanding principal owing to Lender under this Agreement shall not be reduced by the Escrowed Amount. Promptly following the resolution (in whole or in part) (a “Resolution”), through negotiations or litigation in an appropriate court of jurisdiction determined pursuant to Section 13.07 of the Stock Purchase Agreement, of any Borrower SPA Claim for which Escrowed Amounts exist, to the extent such Resolution is in favor of Lender, the Escrowed Amounts in respect thereof (including, for the avoidance of doubt, amounts paid by Borrower into escrow in respect of interest and any earnings accrued upon funds in escrow) shall be released to Lender and the outstanding principal owing to Lender under this Agreement shall be reduced by the amount so released (other than amounts reflecting interest paid by Borrower on the escrowed principal and any earnings accrued upon funds in escrow). Promptly following the Resolution of any Borrower SPA Claim for which Escrowed Amounts exist, to the extent such Resolution is in favor of Borrower, (i) the Escrowed Amounts in respect thereof shall be released to Borrower and (ii) the amount of such Escrowed Amounts (other than amounts reflecting interest paid by Borrower on the escrowed principal and any earnings accrued upon funds in escrow) so released to Borrower shall constitute a set off against any liability or obligation of Borrower in respect of the principal amount of the Term Loan.
(b)    If at any time one or more indemnification claims that shall have been asserted in good faith by Borrower against Lender pursuant to Section 11.02(a)(z) of the Stock Purchase Agreement based upon a payment by Borrower or any of its subsidiaries to a counterparty of a Shared Liability (a “Section 12.11(b) Indemnity Claim”), and if the Section 12.11(b) Indemnity Claim exceeds the sum of the remaining Holdback Amount and the Additional Holdback Amount, if any (each such term as defined in the Stock Purchase Agreement) pursuant to Sections 2.06 and 11.02(a)(ii) of the Stock Purchase Agreement (any such excess being referred to as the “Setoff Amount”), Borrower shall give Lender written notice thereof (a “Set-Off Notice”), which Set-Off Notice shall set forth the Setoff Amount. If Borrower delivers a Set-Off Notice, the outstanding principal and accrued and unpaid interest owing to Lender under this Agreement shall be reduced by the Set-Off Amount set forth in such Set-Off Notice, with such Set-Off Amount applied first against accrued and unpaid interest under this Agreement and second against the outstanding principal amount of the Term Loan (and against the scheduled installments thereof in the direct order of maturity). The Set-Off Amount so applied to the Term Loan balance shall be deemed to have been paid and satisfied in full, and such offset shall be deemed effective as of the date of the Set-Off Notice.
13    DEFINITIONS
13.1    Definitions. As used in this Agreement, the following terms have the following meanings:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agreement” is defined in the preamble hereof.
“Applicable Haircut Percentage” is, as of any date of determination, the percentage set forth in the following table corresponding to the outstanding principal amount of the Term Loan as of such date:

Outstanding Principal Amount of Term Loan	Applicable Haircut Percentage

Greater than $20 million	25%
Greater than $8 million but less than or equal to $20 million	15%
Less than or equal to $8 million	0%

“Borrower” is defined in the preamble hereof
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) certificates of deposit issued maturing no more than one (1) year after issue.
“Claims” is defined in Section 12.2.

“Closing Date” is defined in the Stock Purchase Agreement.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account maintained by Borrower.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Communication” is defined in Section 10.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, Borrower, and Lender pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
“Default Rate” is defined in Section 2.4(c).
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.
“EBITDA Threshold” is defined in Section 2.5(b).
“Eligible Assignees” is defined in Section 12.1.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.
“Excess Capital” is defined in Section 2.6(b).
“Final Settlement Reference Date” is defined in the Stock Purchase Agreement.
“First Year EBITDA Threshold” is defined in Section 2.5(b).
“Foreign Subsidiary” means any Subsidiary which is not organized under the laws of the United States or any state or territory thereof or the District of Columbia.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“GFT” is Global Futures and Forex, Ltd., a Michigan corporation.
“GFT Acquisition” is the acquisition by Borrower of 100% of the outstanding stock of GFT pursuant to the Stock Purchase Agreement.
“Go-Forward Agreement” is defined in the Stock Purchase Agreement.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” is any present or future guarantor of the Obligations, including, without limitation, Gain Holdings, LLC.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to the Term Loan and other Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’

acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
“Interest Payment Date” is defined in Section 2.3.
“Inventory” is all “inventory” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“Lender” is defined in the preamble hereof.
“Lender’s Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Lender for preparing, negotiating, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).
“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Liquidity Event” means any Transfer (or series of related Transfers) following the Final Settlement Reference Date of any business unit, asset or property of Borrower or any Subsidiary (including any sale, issuance or other Transfer following the Final Settlement Reference Date of any capital stock or other equity interests of (i) Borrower or (ii) a Subsidiary of Borrower (other than to Borrower or another Subsidiary of Borrower)), whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, other than any Transfer permitted under Section 7.1 (except for Transfers following the Final Settlement Reference Date permitted under Section 7.1(g), which shall be considered Liquidity Events); provided, that any sale or issuance of capital stock or other equity interests of Borrower in connection with management, director or employee stock option or other equity compensation incentive plans shall not constitute a Liquidity Event.
“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Pledge Agreement, any Control Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement executed by Borrower and/or any Guarantor for the benefit of Lender in connection with this Agreement that is designated therein as a “Loan Document”, all as amended, restated, or otherwise modified.
“Maturity Date” is September 24, 2018; provided that if the Final Settlement Reference Date has not occurred on or before September 24, 2018, the Maturity Date shall be extended to the Final Settlement Reference Date.
“Minimum Regulatory Capital” is defined in Section 2.6(b).
“Net Cash Proceeds” means, with respect to any Liquidity Event, an amount equal to: (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Subsidiaries from such Liquidity Event, minus (ii) any bona fide direct costs and expenses incurred and paid or payable in connection with such Liquidity Event, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Liquidity Event, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loan) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Liquidity Event and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Liquidity Event undertaken by Borrower or any of its Subsidiaries in connection with such Liquidity Event; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceeds.
“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period; provided, however, that Net Income for any period shall be determined without taking into account (x) any charges, expenses and payments during such period relating to the settlement of the Shared Liabilities (including all professional and consulting fees and expenses in connection therewith (including, for the avoidance of doubt, all fees and expenses payable to Ballintrae)) and (y) payments made pursuant to any Go-Forward Agreement and any related expenses or charges during such period.
“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lender’s Expenses and other amounts Borrower owes Lender now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin, and the performance of Borrower’s duties under the Loan Documents.
“Perfection Certificate” is that certain Perfection Certificate dated as of September 24, 2013 delivered by Borrower to Lender in form and substance customary for transactions of this type and reasonably satisfactory to Lender.
“Permitted Acquisition” is defined in Section 7.3.
“Permitted Indebtedness” is:
(a)    Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents, and any guarantee thereof by a Guarantor;
(b)    Indebtedness existing on the Closing Date and shown on (x) the Perfection Certificate or (y) Schedule 13.1 hereto;
(c)    Subordinated Debt;
(d)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)    Indebtedness to brokers incurred in the ordinary course of business in connection with ordinary course trading activities, and any unsecured guarantees thereof;
(f)    Indebtedness for capital lease obligations and purchase money Indebtedness not to exceed Six Million Dollars ($6,000,000.00) in the aggregate;
(g)    unsecured Indebtedness not to exceed Ten Million Dollars ($10,000,000.00) in the aggregate; and
(h)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a)    Investments shown on the Perfection Certificate and existing on the Closing Date;
(b)    Investments consisting of Permitted Acquisitions;
(c)    Investments by Borrower in its Subsidiaries existing on the date hereof and by Subsidiaries of Borrower in Borrower and other Subsidiaries of Borrower;
(d)    Investments (i) consisting of the GFT Acquisition (including any Investments held by GFT as of the Closing Date) and (ii) required to effect the Proposed Reorganization;
(e)    so long as no Default or Event of Default has occurred and is continuing or would exist immediately after giving effect to the transactions, other Investments in an amount not to exceed Ten Million Dollars ($10,000,000.00) in the aggregate;
(f)    Cash Equivalents;
(g)    Investments constituting guarantees permitted under clause (a) or (e) of the definition of “Permitted Indebtedness”; and

(h)    Investments made (i) with the proceeds of any Liquidity Event to the extent such amounts are not required to be applied to prepay the Term Loan in accordance with Section 2.6(a) as a result of the delivery of a Reinvestment Notice, (ii) with proceeds of any Indebtedness incurred by Borrower (to the extent such Indebtedness is permitted under clauses (c) or (g) of the definition of Permitted Indebtedness) and (iii) by Borrower with any property or assets transferred to Borrower by any of its Subsidiaries in a transaction permitted hereunder.
“Permitted Liens” are:
(a)    Liens existing on the Closing Date and shown on (x) the Perfection Certificate or (y) Schedule 13.2 hereto or arising under this Agreement and the other Loan Documents;
(b)    Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Lender’s Liens;
(c)    Liens (i) securing Indebtedness permitted under clause (f) of the definition of Permitted Indebtedness on assets acquired or held by Borrower incurred for financing the acquisition of such assets (provided that such Liens may extend to additions or accessions to such property or to any replacements thereof), or (ii) existing on assets when acquired, if the Lien is confined to the property and improvements and the proceeds of such assets;
(d)    Liens in the ordinary course of business on deposit, securities and other accounts maintained by Borrower or any Subsidiary of Borrower with a financial institution or broker that secure obligations of Borrower or such Subsidiary to such financial institution or broker; and
(e)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Pledge Agreement” is that certain Pledge and Security Agreement dated as of September 24, 2013 among Borrower and Lender.
“Pro Forma Adjustment” means, for any period of determination, (X) the pro forma increase or decrease in EBITDA, documented in writing and projected by Borrower in good faith as a result of, without duplication, (a) actions taken by or expected to be taken prior to or during such period of determination or, in the case of each Permitted Acquisition that shall have occurred during such period or following the end of such period and prior to the applicable date on which compliance is to be tested, within twelve months following the date of such Permitted Acquisition, for purposes of realizing cost savings, operating expense reductions, cost synergies or revenue enhancements arising out of such Permitted Acquisition or (b) any additional costs, expenses or charges, accruals or reserves incurred prior to or during such period of determination in connection with each such Permitted Acquisition, all as set forth in a certificate signed by a Responsible Officer of Borrower multiplied by (Y) except with respect to any such increase or decrease relating to the GFT Acquisition, (1 minus the Applicable Haircut Percentage); provided, that (i) the amount determined under clause (X) with respect to any Permitted Acquisition for any period of determination shall not exceed the amount, if any, that has been disclosed publicly by Borrower with respect to such Permitted Acquisition for such period of determination and (ii) the Pro Forma Adjustment shall be inapplicable to any Permitted Acquisition if (A) the aggregate consideration paid or payable in such Permitted Acquisition by Borrower and its Subsidiaries equals or exceeds $10,000,000 (as determined in good faith by Borrower) and (B) such Permitted Acquisition has not been approved by the board of directors of Borrower.
“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Permitted Acquisitions that shall have been consummated during the applicable period or following the end of the applicable period and on or prior to the date of determination, and the following transactions in connection therewith, shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Permitted Acquisition; (ii) any refinancing, prepayment, repurchase, retirement, repayment, redemption, defeasance or extinguishment of Indebtedness and (iii) any Indebtedness incurred, issued, obtained or assumed by Borrower or any Subsidiary in connection therewith.
“Proposed Reorganization” means (i) the merger, amalgamation or other combination of the business and operations of Borrower or any of its Subsidiaries and any entity acquired by Borrower pursuant to the Stock Purchase Agreement (or any entity that is a subsidiary of any such entity acquired by Borrower pursuant to the Stock Purchase Agreement) and (ii) any transfer of the assets or equity securities of any entity acquired by Borrower pursuant to the Stock Purchase Agreement (or of any entity that is a subsidiary of any such entity acquired by Borrower pursuant to the Stock Purchase Agreement) to Borrower or any Subsidiary.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Reinvestment Notice” is a written notice executed by a Responsible Officer stating that Borrower, directly or through one or more of its Subsidiaries, intends to invest (or commit to invest) the Net Cash Proceeds from a Liquidity Event involving the sale of Borrower’s equity interests to (x) fund a joint venture, strategic alliance or other commercial relationship with a customer, supplier or other strategic partner of Borrower or an Investment in any Subsidiary or (y) acquire, directly or indirectly, all or part of the tangible or intangible assets or securities of another business, and in each case identifying with reasonable specificity the applicable joint venture, strategic alliance, other commercial relationship, Investment or business.
“Reinvestment Prepayment Amount” is, with respect to any Liquidity Event involving the sale of Borrower’s equity interests, the excess, if any, of (a) the Net Cash Proceeds relating thereto over (b) any amount expended prior to the relevant Reinvestment Prepayment Date to (x) fund a joint venture, strategic alliance or other commercial relationship with a customer, supplier or other strategic partner of Borrower or (y) acquire, directly or indirectly, all or part of the tangible or intangible assets or securities of another business.
“Reinvestment Prepayment Date” means, with respect to any Liquidity Event involving the sale of Borrower’s equity interests, the earlier of (a) the date occurring six months after such Liquidity Event and (b) the date on which Borrower shall have determined not to (x) fund the joint venture, strategic alliance or other commercial relationship with a customer, supplier or other strategic partner of Borrower specified in the Reinvestment Notice or (y) acquire, directly or indirectly, all or part of the tangible or intangible assets or securities of the business specified in the Reinvestment Notice, in each case with all or any portion of the relevant Net Cash Proceeds; provided that if Borrower, directly or through one or more of its Subsidiaries, enters into a binding agreement to invest such Net Cash Proceeds in the manner set forth in clause (x) or (y) above within six months of the applicable Liquidity Event, the period specified in clause (a) above shall be extended by an additional three months following the date of entry into such agreement.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
“Restricted License” is any material license or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Lender’s right to sell any Collateral.
“Schedule” is any attached schedule of exceptions.
“Set-Off Amount” is defined in Section 12.11(b).
“Set-Off Notice” is defined in Section 12.11(b).
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Shared Liabilities” is defined in the Stock Purchase Agreement.
“Shared Liabilities Claim” is defined in Section 12.11(b).
“Stock Purchase Agreement” is that certain Amended and Restated Stock Purchase Agreement dated as of September 24, 2013 among Borrower, Lender and GFT.
“Subordinated Debt” is indebtedness incurred by Borrower (i) subordinated to all of Borrower’s now or hereafter indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Lender entered into between Lender and the other creditor), on terms reasonably acceptable to Lender and (ii) at a time when no Default or Event of Default has occurred and is continuing or would exist immediately after giving effect to the incurrence of such indebtedness.
“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
“SVB Account” is defined in Section 6.13.
“Term Loan” is defined in Section 2.2.
“Term Loan Payment” is defined in Section 2.3.
“Total Funded Debt” is the aggregate amount of all outstanding principal, interest, fees and other costs arising out of any indebtedness of Borrower for borrowed money. For the avoidance of doubt, “Total Funded Debt” includes the Term Loan.
“Total Funded Debt Ratio” is, for the relevant testing period, a ratio of Total Funded Debt to EBITDA.
“Transfer” is defined in Section 7.1.
“Unrestricted Cash” is the sum of (a) unrestricted cash and Cash Equivalents plus (b) receivables due from brokers minus (c) payables due to customers.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.
BORROWER:
GAIN CAPITAL HOLDINGS, INC.
By__/s/ Glenn Stevens
Name:_Glenn Stevens
Title:_Chief Executive Officer

GARY L. TILKIN, as LENDER
By__/s/ Gary L. Tilkin
Name:__Gary L. Tilkin
Title:

Note:
All exhibits and schedules to this agreement have been omitted in accordance with Item 601(b) of Regulation S-K. A copy of any omitted exhibits or schedules will be furnished to the Securities and Exchange Commission upon request.

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